Exhibit 99.1

Impac Mortgage Holdings, Inc.  Provides Strategic Update and
Reconfirms Payments of Third Quarter Series B and C Preferred Stock Dividend

Irvine, California, Tuesday, September 18, 2007, Impac Mortgage Holdings, Inc. (NYSE: IMH), “Impac” or the “Company,” a Maryland corporation, being taxed as a real estate investment trust (“REIT”), announces that due to the continued market disruptions and illiquidity in the non-conforming and Alt-A mortgage market which was precipitated by the deterioration of the sub-prime mortgage market and lack of investor confidence, the Company is currently exiting certain business operations. Those operations include warehouse lending, commercial lending and substantially all of its mortgage lending, except for certain corporate owned retail facilities which are originating conforming mortgage loans from the Pinnacle acquisition. As a result, the Company has given notice to an additional 144 employees nationwide.

Mr. Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc commented, “It is with deep sadness and regret that we are currently exiting the Alt-A mortgage business which we pioneered in the early 1990’s. In addition, I am saddened by the fact that I have had to let go so many long-term employees who have served us for so many years. I want to thank them for their loyalty and dedication to this organization and for their part in our successes and accomplishments for so many years.”

“Unfortunately, given the severe dislocation of the market place, which included unprecedented margins calls, we are left with no other alternative, but to down size our Company to better operate and navigate through this difficult and unrelenting environment. As a smaller organization, we will concentrate on maximizing the income and cash proceeds from our long-term investment operations, continue to service our past mortgage customers through our master servicing operation, and make selective strategic investments in companies like our investment in Arch Bay, LLC, an acquirer of non-performing mortgage assets.

Mr. Tomkinson further commented, “As an update to our previous disclosures, since August 1, 2007 the Company has had approximately $900 million of residential and commercial loans purchased.  However, as a result of the market disruption, the Company found it extremely difficult to sell mortgage loans as investors exited from the market place or elected not to execute their trades to purchase loans or maintain purchase prices. While we are still committed to selling the remaining loans held-for-sale, the Company is currently working with its warehouse lenders to determine the most effective method to sell these remaining loans.”

Mr. Tomkinson further commented, “While this credit crisis has not escaped any mortgage lender, I am proud of my executive management team, headed by Mr. William Ashmore, for their unfailing efforts to manage through this credit crisis that in my 25 years in this business have never seen anything comparable to its scale and magnitude.  Although we have suffered significant operating losses this year, for which we are not proud of, the Company, unlike many other companies, has protected its shareholders from capital infusions or restructures that would have significantly diluted or wiped out our stockholders’ equity in its entirety.”

Mr. Tomkinson, commented, “As a result of prior net operating losses and expected operating losses during the third quarter from the sale or disposition of mortgage loans and securities, the Company does not expect to pay any common stock dividends for at least the remainder of the year. However, without the requirement to pay common stock dividends to maintain our REIT status and with significant reductions in personnel and operating expenses, the Company should be in a better position to retain capital and possibly make future investments in new business opportunities.

Reconfirms Third Quarter Payment of Series B and C Preferred Stock Dividend

Mr. Tomkinson concluded, “As previously announced, I am reaffirming the Company’s intention to pay its third quarter series B and C preferred stock dividend payable on September 28, 2007 to preferred stockholders of record on September 4, 2007.”

Safe Harbor

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” “projected”, or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to; failure of current strategic initiatives to achieve their goals, including to create more cash flow, and inability to successfully manage through the current market environment based on a rapidly changing mortgage market with unexpected events or downturns; inability to renew, or termination of, current finance facilities based on the Company’s performance or inability to satisfy financing covenants; inability to sell loans in secondary market either as sales or securitizations; inability to obtain financing on acceptable terms; unexpected deterioration in the housing market changing previously appraised home values and causing significant margin calls under financing facilities; failure to sell, or achieve expected returns on sale of, non-performing loans in the secondary market due to market conditions, lack of interest or ineffectual pricing; unexpected increases in our loan repurchase obligations; inability to effectively implement strategies to increase cure rates, reduce delinquencies or mitigate losses on mortgage loans; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; liability due to employee layoffs or facility closures; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; and other general market and economic conditions.

About the Company

Impac Mortgage Holdings, Inc. is a mortgage REIT, which through its Long Term Investment Operations is primarily invested in non-conforming Alt A mortgage loans (Alt-A) and to a lesser extent small balance commercial and multi-family loans.  The Company also operates a significantly reduced Mortgage Operations, which acquires, originates and sells conforming loans that are eligible for sale to government sponsored agencies.  The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com.     Web site:  www.impaccompanies.com